Exhibit 99.1

            LION Announces Restructuring and Cost-Cutting
                               Measures

     Actions Taken to Position Company to Return to Profitability

    SEATTLE--(BUSINESS WIRE)--May 30, 2007--LION, Inc. (OTCBB:LINN), a provider of online lead generation and advanced business solutions that streamline the mortgage loan fulfillment process, today reported a reduction and reorganization of its work force and plans to reduce other related costs.

    "We feel these steps are necessary to respond to the changing economic environment," stated David Stedman, CEO of LION, Inc. "While we still remain very optimistic about the future, we feel it necessary to proactively take the steps to help secure the Company's longevity in the marketplace and to begin moving the Company toward quarterly profitability and positive cash flows."

    "The majority of our cost-cutting measures will be phased over the remainder of the year. When totally executed, we anticipate a reduction of approximately 25% of our work force, a consolidation of our Denver and Seattle operations and aggressive cost cutting in discretionary spending, occupancy costs and marketing." Reductions are being made across all divisions of the Company and when fully executed should represent a significant reduction in expenses over current levels.

    "Achieving cost-cutting and operational realignment is just one component of our strategy to reach profitability as soon as possible. The Company will be launching new Mortgage 101 and Lioninc.com broker portals in early third quarter 2007 followed by the launch of a new suite of website products. Given the slower sales cycles that we have experienced over the past three quarters, the Company is taking a conservative approach regarding sales projections, anticipating more aggressive sales occurring as market conditions improve. The depth and extent of our cost-cutting efforts are predicated on these assumptions. As the year progresses, if necessary we will make additional adjustments to achieve profitability."

    About LION, Inc.

    LION, Inc. is a provider of advanced business solutions that streamline the mortgage loan fulfillment process in the over $2.5 trillion mortgage industry. From Leads to Loans to Capital Markets, LION offers consistent, seamless business solutions to consumers, brokers, realtors, originators and lenders. LION provides an integrated technology platform offering online loan productivity, mortgage pipeline hedging and risk management, software development and data communication tools. LION's business-to-consumer Internet portal, Mortgage101.com, provides consumers with access to LION's extensive proprietary network of mortgage brokers, realtors and lenders. Through its subsidiary, Tuttle Risk Management Services LLC, LION provides hands-on mortgage pipeline risk management for financial institutions that originate and then sell loans into the secondary market. LION has offices in Washington, California and Colorado and has been named by Deloitte & Touche LLP as one of the 50 fastest-growing technology companies in the State of Washington for the last 3 years. For more information about LION, please visit www.lioninc.com.

    CONTACT: LION, Inc.
             Dave Stedman, Interim CEO, 800-546-6463